EXHIBIT 10.20


                                                                  EXECUTION COPY


                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT (this "Agreement"), is made as of this 12th day of June, 2006 the "Effective Date"), by and between JDA MEDICAL TECHNOLOGIES, INC. a Maryland corporation with offices located at 6501 Autumn Wind Circle, Clarksville, Maryland 21029 ("Licensor"), and FOUNTAIN PHARMACEUTICALS, INC., a Delaware corporation with offices located at 19022 Marksburg Court, Germantown, Maryland 20874 ("Licensee").

         WHEREAS. Licensor is the exclusive licensee of certain Patent Rights (as defined herein) relating to the treatment of human diseases;

         WHEREAS. Licensor has the right to grant sublicenses under the Patent Rights anti desires to rant a license of such rights to Licensee;

         WHEREAS. Licensee intends to develop, manufacture, market and sell the Licensed Products as defined herein; and

         WHEREAS. Licensee desires to obtain a license to the Patent Rights in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency, of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following words and phrases shall have he following meanings:

         1.1 "First Commercial Sale" shall mean the initial transfer of a Licensed Product for compensation by Licensee or its Sublicenses to any third party. Transfer of a Licensed Product for clinical or other testing occurring prior to the issuance of any required regulatory approval for sale does not constitute a First Commercial Sale.

         1.2 "Licensee Improvement" shall mean any invention, discovery, enhancement, modification or improvement arising out of or resulting from use of the Patent Rights which is or may be patentable or otherwise protected under law, made by one or more employees or subcontractors of Licensee: with the exception of the Licensee Patent Rights Improvements.

         1.3 "Licensee Patent Rights Improvement" shall mean any invention. modification or discovery, made by one or more employees or subcontractors of Licensee, which is directly related to the Patent Rights in the Licensed Field, the practice of which, if unlicensed, would infringe one or more claims of the Patent Rights, or which has a similar structure to the Patent Rights and performs a similar function to that described in the Patent Rights in a better or more economical manner, which is or may be patentable or otherwise protected under law in each ease that is (i) a composition solely comprised of a Patent Rights Linker. (ii) methods of using a Patent Rights Linker, or (iii) methods of manufacturing a Patent Rights Linker.

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         1.4 "Licensed Field of Use" shall mean the human healthcare field.

         1.5 "Licensed Product" shall mean any product or part thereof which:

             (a) is covered, in whole or in part by an issued, valid, unexpired claim or a pending claim contained in the Patent Rights in the country in which such product or part thereof is made, used, leased, offered for sale, sold or imported:

             (b) is made by a process that is covered, in whole or in part, by an issued, valid, unexpired claim or a pending claim contained in the Patent Rights in the country in which such product or pan thereof is made, used, leased, offered for sale sold or imported; or

             (c) incorporates any Licensee Patent Rights Improvement.

         1.6 "Licensed Territory" shall mean China, Hong Kong and Taiwan.

         1.7 Licensor improvement" shall mean any invention, discovery, enhancement or improvement arising out of or resulting from use of the Patent Rights which is or may be patentable or otherwise protected under law made by one or more employees or subcontractors of Licensor.

         1.8 "Licensor Information" shall mean any and all materials, technical information, data, know-how and other infix-motion developed or created prior to the Effective Date of this Agreement and provided to Licensee by Licensor after the Effective Date and pertaining to the Patent Rights whether or not it is of a confidential nature: but specifically not including the Software: provided however, that such transfer shall not exceed three (3) hours of Licensor's time and effort.

         1.9 "Net Sales" shall mean the gross sales revenues and fees billed by Licensee or its Sublicenses, for the sale of Licensed Products, less the sum of
(1) amounts actually allowed or credited on returns or rejections of Licensed Products; (2) value added taxes or use taxes, tariffs, import/export duties, and other excise taxes imposed upon particular sales; and (3) shipping, handling, transportation and insurance charges. In computing Net Sales, (1) no deductions from gross revenues and fees shall be made for commissions paid to individuals or entities, whether they be with independent sales agencies or regularly employed on the payroll by Licensee or its Sublicenses, or for cost of collections, and (2) Licensed Products will be considered sold when billed out or invoiced. whichever is first.

         1.10 "Patent Rights" shall mean Licensor's rights in any patents and patent applications and any patents issued from said applications and any divisionals, continuations. continuations-in-part, re-examinations, and reissues of said applications: and any foreign equivalents or patents issuing thereon. Patents and applications contained within the Patent Rights are listed in Exhibit A, as may be amended from time to time.

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         1.11 "Patent Rights Linker" shall mean any linking carrier between a core of a microparticle and the therapeutic agent, that consists of the subject matter claimed in the Patent Rights as of the Effective Date.

         1.12 "Software" shall mean any and all software and related documentation developed by Licensor and/or its suppliers and agents for use in conjunction with the Patent Rights or the Licensed Products.

         1.13 "Sublicensee" shall mean any person or entity to which License sublicenses any or all of the rights granted to Licensee under the terms and conditions of this Agreement.

         1.14 "University of Maryland Agreement" shall mean that agreement between Licensor and the University of Maryland, Baltimore, dated as of September 16, 2003, under which the Patent Rights are licensed to Licensor.

2.  License Grant.

         2.1 Subject to certain rights which may be held by the United States Government and certain rights reserved by the University of Maryland, Baltimore with respect to research, leaching and non-commercial purposes, during the Term of this Agreement. Licensor hereby grants to Licensee an exclusive, non-transferable, sublicensable (in accordance with Section 12 herein) right and license, solely in the Licensed Territory and the Licensed Field of Use, (i) under the Patent Rights and the Licensee Patent Rights improvements to make, have made, sell, lease, offer for sale, and import the Licensed Products, and
(ii) to use the Licensor Information solely in connection with the Licensed Products.


         2.2 During the Term of this Agreement and subject to the terms and conditions of this Agreement, Licensee may sublicense the rights granted hereunder to its Sublicensees consistent with, and at least as restrictive as, the terms and conditions of this Agreement.

                 2.2.1 Licensee agrees that any sublicenses granted by Licensee shall contain such provisions as are necessary for Licensee to meet its obligations under this Agreement and to reasonably protect the interests of Licensor with regard to such sublicense.

                 2.2.2 Within fourteen (14) days following execution, Licensee agrees to forward to Licensor a copy of any and all fully executed sublicense agreements executed hereunder, provided that such agreements may be redacted with respect to terms and conditions not applicable to the subject matter of this Agreement. Licensee shall also deliver a copy of all applicable reports received by Licensee from Sublicensees under the sublicenses as shall be pertinent to a royalty accounting under such sublicense agreements: provided that such copies may be redacted with respect to terms and conditions not applicable to the subject matter of this Agreement.

                 2.2.3 Licensee shall not accept or receive from any Sublicense anything of value in lieu of cash in consideration for any sublicense or other transfer of Patent Rights or Licensed Products, that has any effect on any royalty or other payments due under this Agreement or on the determination of

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the value of the Net Sales of the Licensee or any Sublicensee, without
Licensor's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. In any event, Licensor shall provide such approval, or notice of its decision not to provide such approval, within fourteen (14) business days following Licensee's requesting such approval. Licensee shall promptly give written notice to Licensor of Licensee's acceptance or receipt from any Sublicensee of anything of value in lieu of cash in consideration for any sublicense or other transfer of Patent Rights or Licensed Products not requiring Licensor's approval under this Section 2.2.3.


                 2.2.4 Upon termination of this Agreement for any reason, all sublicenses that are granted by Licensee to a Sublicensee pursuant to this Agreement will remain in effect and Licensee shall cause such Sublicensee to agree in writing to be bound by all applicable terms and conditions of this Agreement, except those previously completely fulfilled by Licensee. For clarity, Licensor will not be bound to perform any duties or obligations set forth in any sublicenses that extend beyond the duties and obligations of Licensor set forth in this Agreement. Any sublicense granted by Licensee shall include provisions corresponding to those of this Section 2.2.4 with respect to termination and the conditions of continuance of sublicenses.


         2.3 The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel, or otherwise, other than as specifically set forth in this Agreement. Any rights not expressly granted under this Agreement by Licensor to Licensee are hereby reserved by Licensor.

3. Intellectual Property Rights.

         3.1 Licensee acknowledges and agrees that Licensor shall own all right, title and interest in and to all Licensor Improvements. Licensee further acknowledges that Licensor shall own all right, title and interest in and to any and all Licensee Patent Rights Improvements. Accordingly, Licensee shall assign to Licensor all right, title and interest of Licensee to and under any and all intellectual property rights in any and all Licensee Patent Rights Improvements. Licensee shall promptly disclose the Licensee Patent Rights Improvements to Licensor in writing within forty-five (45) days of their development. Licensee agrees to execute any and all documents and other instruments and to do all things reasonably requested by Licensor to vest Licensor with all right, title and interest in and to the Licensee Patent Rights Improvements, other than those rights explicitly granted under this Agreement.


         3.2 Licensor acknowledges and agrees that Licensee shall own all right, title and interest in and to any and all Licensee improvements. Licensee shall promptly disclose the Licensee Improvements and all related information necessary for Licensor's review in writing to Licensor within forty-five (45) days of their development. Licensor shall have the first option to enter into a license agreement with Licensee for such Licensee Improvement and any and all associated materials, technical information, data, know-how and other information for the purposes of selling products incorporating such Licensee Improvement anywhere in the world. Licensor may exercise such option by providing written notice to Licensee within ninety (90) days following licensor's receipt of Licensee's written notice of such Licensee Improvement

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and the related materials identified above. Such license agreement shall include terms and conditions mutually agreeable to the parties. Licensee shall use best efforts to take such actions, including filing of patent applications, consummate with the rights granted, in order to protect licensee's rights in the Licensee Improvements.

         3.3 Upon written notice by Licensor to Licensee, the parties agree that they shall negotiate in good with to grant access to Licensor to the clinical data developed by Licensee.

         3.4 Except as expressly set forth herein. nothing in this Agreement is intended to grant any rights to either party under any patent or copyright of the other party, nor shall this Agreement grant any party any rights in or to the Confidential Information (as defined in Section 7) of the other party.

4.  Licensee Responsibilities.

         4.1 Licensee shall use its best efforts to bring one or more Licensed Products to market in the Licensed Territory through a thorough and diligent program for exploitation of the Patent Rights in the Licensed Territory and Licensed field or Use. Licensee's Rights shall satisfy the Following milestones:

                 (a) Within ninety (90) days following the Effective Date, Licensee shall deliver to Licensor a commercially reasonable research and development plan (the "R &D Plan"), showing the amount of money and time budgeted and planned the technical development of the Patent Rights and a proposed commercialization scheme for the Licensed Products within the Licensed Territory and the Licensed Field of Use.

                 (b) Licensee shall provide quarterly written reports at the end of each calendar quarter during the Term to Licensor on progress against the R&D Plan, including without limitation, information on the research and development activities related to the Licensed Products and marketing analyses, and any commercially reasonable changes in the R&D Plan, which shall be made at Licensee's discretion.

                 (c) Licensee shall commence development of a Licensed Product and shall employ at least three (3) full-time persons on such development not later than December 31, 2006. Such persons shall be reasonably trained and skilled in development efforts related to the Licensed Products and the Patent Rights.

                 (d) Licensee shall provide written notice to Licensor of the categorization of its first Licensed Product by the Chinese regulatory authority as a medical device or a pharmaceutical within seven (7) days of learning of such classification.

                 (e) In the event that the first Licensed Produce is a medical device. License Shall:

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                    (i) initiate human clinical trials of such Licensed Product not later than June 1, 2008; and

                    (ii) have commercially available for sale such Licensed Product within the Licensed Territory and the Licensed Field of Use not later than December 31. 2010.

                 (f) In the event that the first licensed Product is a pharmaceutical. License shall:

                    (i) initiate human clinical trials of such Licensed Product not later than July 1, 2010; and (ii) have commercially available for sale such Licensed Product within the Licensed Territory and the Licensed Field of Else not later than December 31. 2013.

         4.2 Licensee shall ensure that "Patent Pending" or the Patent Rights patent number or both appears on all Licensed Products, their labels or their packaging to the extent necessary to secure the enforceability of the Patent Rights under applicable law.

         4.3 Licensee's failure to satisfy the requirements of this Section 4 shall be grounds for Licensor to either (i) convert Licensee's exclusive license grant hereunder to a non-exclusive license grant or (ii) terminate this Agreement in accordance with the terms of Section 14.4 herein. Licensor may convert the exclusive license grant to a non-exclusive license grant, for lack of diligence under Section 4.1 herein, upon thirty (30) days' prior written notice to Licensee and Licensee's failure to cure such breach within such thirty
(30) day period.

5.  Fees and Royalties.

         5.1 In consideration of the rights and license granted hereunder. License shall pay fees and royalties to Licensor in the manner provided hereunder

                 (a) On the Effective Date, Licensee shall pay to Licensor a non-refundable license fee of Ten Thousand Dollars ($10,000).

                 (b) Licensee shall pay to Licensor an annual License maintenance fee of Two Thousand Dollars ($2.000) which shall he due and payable on each anniversary of the Effective Date (the "Maintenance Fee").

                 (c) Licensee shall pay the following milestone payments;

                              i) Upon licensee's initiation of human clinical
                    trials or production of human data with respect to the first Licensed Product to reach that stage of development, Licensee shall pay to Licensor Five Thousand Dollars ($5.000); and

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                              (ii) Upon the first grant of regulatory approval
                    with respect to the first Licensed Product to receive a regulatory approval under this Agreement. licensee shall pay to Licensor Fifty Thousand Dollars ($50,000).

                 (d) Licensee shall pay a running royalty equal to three percent (3%) of the Net Sales of Licensed Products: provided however, that for sales between Licensee and its Sublicensees, the royalty for Net Sales of Licensed Products shall he paid only with respect to the sales of such Sublicensee. Commencing with the calendar year in which the First Commercial Sale occurs, the Maintenance Fees for such calendar year shall be credited against the running royalty fees for such calendar year. Such royalty payments shall be due and payable within sixty (60) days of the end of the calendar quarter in which they are incurred and shall be accompanied with the applicable report in accordance with the requirements of Section 6 herein. If no royalty is due for any quarterly period, Licensee shall so report.

                 (e) Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in the country. Royalty payments must be paid to Licensor in United States Dollars in cash or by check or wire transfer of immediately available funds. To the extent sales may have been made by licensee and/or its Sublicensees in a foreign country, those royalties will he determined first in the currency of the country in which the royalties are earned, and then converted to their equivalent in United States Dollars. The buying rates of exchange for converting the currencies involved into the currency of the United States quoted by the Morgan Guaranty Trust Company of New York, New York, averaged on the last business day of each of three (3) consecutive calendar months constituting the quarterly period in which the royalties were earned, will be used to determine any such conversion. Licensee will bear any loss of exchange or value or pay any expenses incurred in the transfer or conversion to United States Dollars.

                 (f) To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) prevent or limit royalty payments to Licensor by Licensee or its Sublicensces with respect to Net Sales received in any country, Licensee shall render to Licensor quarterly reports of Net Sales of Licensed Products in such country. All monies due and owing to Licensor as provided in such quarterly reports at Licensors option (1) shall be deposited promptly by Licensee or its Sublicensees, as the case may be in a local bank in such country in an account to be designated by Licensor in writing, or (2) will he paid promptly to Licensor or deposited in its account, as directed in writing by Licensor in any other country where the payment or deposit is lawful under the currency restrictions. For clarity, "promptly" as used in this subsection 5.1(f) shall mean in accordance with the timing set forth in Section 5.1(d).

                 (g) In the event of stacking royalties where licensee determines that it is necessary to pay additional royalties to other parties or Licensor in order to produce a Licensed Product, and the sum of royalties to be paid by Licensee to all parties would exceed ten percent (10%) of Net Sales, Licensee may deduct such amount owing to such third parties (prior to any reductions) from the royalty owing to Licensor for the sale of such License Products pursuant to Section 5.1(d) above. Notwithstanding the foregoing provisions of this Section 5.1(g), in no event shall the royalties due to Licensor pursuant to Section 5.1(d) above be so reduced to less than fifty percent (50%) of the amount that would otherwise he due Licensor thereunder.

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                 (h) All amounts not paid when due shall accrue interest daily at the lesser of a monthly rate of one and one-half percent (1.5%) or the highest rate permissible by law on the unpaid balance as calculated from the date such amount is due until paid in full

6. Reports and Records.

         6.1 Licensee shall keep, and shall cause its Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder, and said books and the supporting data shall be open, to the extent allowable by applicable law, during business hours upon five (5) business days notice for three (3) years following the end of the calendar year to which they pertain, to the inspection of Licensor or its agents, no more frequently than semi-annually, for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement (the "Audit"). This obligation to maintain accurate books of account and the right to inspect them shall survive termination of this Agreement. Licensee may submit a new statement correcting an unintentional and newly discovered overpayment within one hundred twenty (120) days after the close of Licensee's corporate fiscal year in which the original payment was due. Licensee's sole remedy for overpayment is credit against future payments due to Licensor hereunder, unless such overpayment is made on the last payment due under this Agreement, in which case Licensor shall reimburse such overpayment to Licensee within sixty (60) days of receipt of the new statement.

         6.2 Licensee, within sixty (60) days after the end of each calendar quarter, shall deliver to Licensor true and accurate reports, giving such particulars of the business conducted by Licensee and its Sublicensces during the preceding three (3) month period under this Agreement as shall be pertinent to a royalty accounting hereunder, including without limitation: (a) number of Licensed Products manufactured and sold by Licensee and by each Sublicensee; (b) total billings for Licensed Products sold by Licensor and by, Sublicensee; (c) accounting for all Licensed Products used or sold; and (d) names and addresses of all Sublicensees of Licensee. In the event that the Audit shows an underpayment, Licensee shall pay licensor the amounts underpaid. In addition, in the event the Audit shows an underpayment or more than five percent (5%) for any calendar quarter, Licensee shall pay Licensor, in addition to the amounts underpaid, costs of the Audit and interest on the underpayment at an annual rate of five percent (5%).


7. Confidentiality.

         7.1 For purposes of this Agreement "Confidential Information" means any trade secrets or confidential or proprietary information whether in written, digital, oral or other form which is unique, confidential or proprietary to the disclosing party, its suppliers or agents (the "Disclosing Party"), which is disclosed to the receiving party (the "Receiving Party"), including without limitation, ideas, technical data, specifications, know-how, product manuals,

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data sheets, sales, and technical bulletins, customer lists and contacts, pricing information, sales and other financial information, marketing information and techniques and any other materials or information related to any aspect of the business or activities of the Disclosing Party which are not generally known to others engaged in similar businesses or activities. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the Receiving Party; (ii) is rightfully in the possession of the Receiving Party without an obligation of confidentiality prior to disclosure by the Disclosing Party; (iii) is received by the Receiving Party in good faith and without restriction from a third party not under a confidentiality obligation to the Disclosing Party and having the right to make such disclosure; or (iv) is independently developed by the Licensee without using the Confidential Information. The Disclosing Party's failure to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder.


         7.2 The Receiving Party covenants and agrees, at all times during the term of this Agreement and at all times thereafter: (i) that it will keep and maintain all Confidential Information of the Disclosing Party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure, but in no case less than reasonable care: (ii) that it will not, directly or indirectly, disclose any Confidential Information of the Disclosing Party to anyone outside of the Receiving Party, except with the Disclosing Party's prior written consent; (iii) that the Receiving Party will not make use of any Confidential Information of the Disclosing Party for purposes other than exercising its rights and fulfilling its obligations hereunder or for the benefit of any third party or any entity other than the Disclosing Party; (iv)that upon termination of this Agreement. or at any time the Disclosing Party may so request, the Receiving Party will deliver promptly to the Disclosing Party, or, at Disclosing Party's option, will destroy, all memoranda, notes, records, reports, media and other documents and materials and all copies thereof regarding or including any Confidential information of the Disclosing Party which the Receiving Party may then possess or have under its control; and (v) that the Receiving Party will take no action with respect to the Confidential Information of the Disclosing Party that is inconsistent with its confidential and proprietary nature. If the Receiving Party is required by law to disclose any Confidential Information, the Receiving Party shall notify the Disclosing Party in writing in advance of such disclosure, and provide the Disclosing Party with assistance in obtaining an order protecting the information from public disclosure and with copies of any related information so that the Disclosing Party may take appropriate action to protect the Disclosing Party's Confidential Information.

         7.3 The Receiving Party shall be permitted to disclose the Disclosing Party's Confidential Information only to its employees, subcontractors and agents ("Employees") having a need to know such information in connection with this Agreement. The Receiving Party shall instruct all Employees as to their obligations under this Agreement, and shall obtain from such Employees their written acknowledgment and agreement to confidentiality terms and conditions no less favorable to the Disclosing Party than this Agreement prior to their being given access to the Disclosing Party's Confidential information. The Receiving Party shall he responsible for all Employees' compliance with the terms of this Agreement.

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         7.4 The Receiving Party acknowledges that the disclosure of the
Disclosing Party's Confidential Information may cause irreparable injury to the Receiving Party and damages which may be difficult to ascertain. In the event of the actual or threatened disclosure of the Disclosing Party's Confidential Information, the Receiving Party shall, in addition to any other rights or remedies, be entitled to injunctive relief to protect and recover the Disclosing Party's Confidential Information. The Receiving Party shall not object to the entry of an injunction or other equitable relief against the Receiving Party on the basis of an adequate remedy at law, lack of irreparable harm or any other reason. The Receiving Party shall advise the Disclosing Party immediately in the event that it learns or has reason to believe that any person or entity which has had access to the Disclosing Party's Confidential Information has violated or intends to violate the terms of this Agreement.

8. Insurance.

During the Term, Licensee shall procure and maintain commercially adequate insurance coverage with respect to its business operations in fulfilling its obligations hereunder. As applicable under local law, Licensee shall promptly provide to Licensor certificates from the insurers indicating the names and addresses of the insurance carriers, the amount of insurance coverage, the nature of such coverage, and the expiration dates of each applicable

9. Representations and Warranties.

         9.1 Licensee represents and warrants to Licensor that (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement: (ii) the execution, delivery and performance of this Agreement is within its power and has been duly authorized by all necessary actions: (iii) Licensee shall comply in all respects with all applicable laws, statutes, regulations, ordinances and other rules: and (iv) to Licensee's knowledge, any and information provided by Licensee to Licensor as of the Effective Date is truthful and accurate. LICENSEE DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMIITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND PATENT VALIDITY.

         9.2 Licensor represents and warrants to Licensee that it: (i) it owns all rights necessary to grant the License set forth in this Agreement: (ii) it has requisite power and authority to enter into and perform its obligations under this Agreement: (iii) the execution, delivery and performance of this Agreement is within its power and has been duly authorized by all necessary actions; (iv) Licensor shall comply in all respects with all applicable laws, statutes, regulations, ordinances and other rules: (v) it does not own any rights in any patent or patent application outside of the Patent Rights, the claims of which would dominate a claim of a patent or patent application within the Patent Rights: (vi) to Licensor's actual knowledge, it has not previously granted any rights or licenses in conflict with the rights and licenses granted herein: (vii) to Licensor's actual knowledge, no action, suit or claim has been initiated and threatened against Licensor with respect to the Patent Rights or its right to enter into and perform its obligations under this Agreement; (viii) Licensor has provided to Licensee a true, correct and complete copy of the University of Maryland Agreement, to the extent the same would limit Licensee's rights hereunder or require any payment by licensee; (ix) in Licensor's

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knowledge the University of Maryland Agreement is in full force and effect; (x)
as of the Effective Date, to Licensors actual knowledge, neither Licensor, nor the University of Maryland is in breach of any provision of the University of Maryland Agreement, and Licensor has neither given to, nor receive from, the University of Maryland notice of such breach: and (xi) to Licensors actual knowledge, any and all information provided by Licensor to Licensee as of the Effective Date is truthful and accurate. LICENSOR DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-ENFRINGEMENT AND PATENT VALIDITY.


10. Limitation of Liability.

EXCEPT FOR ITS CONFIDENTIALITY OBLIGATIONS AND ITS INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF THIS AGREEMENT OR FOR ANY CLAIM BY ANY OTHER PARTY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ITS CONFIDENTIALITY OBLIGATIONS AND ITS INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY'S AGGREGATE LIABILITY IN CONNECTION WITH AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, SHALL NOT EXCEED TWO (2) TIMES THE AMOUNTS PAID TO LICENSOR UNDER TH1S AGREEMENT.

11.  Indemnification.

         11.1 Licensee shall indemnify, defend and hold harmless Licensor and its directors, officers, employees, agents and representatives from and against any and all third party claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees, that arise out of, result from or are related to (i) a breach by Licensee of any warranty, representation or covenant set forth herein. (ii) Licensee's negligence or willful misconduct,
(iii) the possession, use or operation of the Patent Rights, the Licensor Information, the Licensed Products and the Licensee Patents Rights Improvements by Licensee, and (iv) death of, or injury to, any persons or damage to any property arising out of or related to the manufacture, sale or improper use of the Licensed Products by Licensee, its employees or agents.


         11.2 Licensor shall indemnify, defend and hold harmless Licensee and its directors, officers, employees, agents and representatives from and against any and all claims, losses, damages, liabilities, costs and expenses, including without limitation reasonable attorneys` Fees, that arise out of, result from or are related to (i) Licensor's breach of any warranty, representation or obligation under this Agreement, and (ii) Licensors negligence or willful misconduct.

         11.3 If any party entitled to indemnification under this article (an ".Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "indemnifying Party") to control the defense, disposition or settlement of the matter at own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of the Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to Facilitate defense of any such claim. An Indemnified Party shall at all times have the option to participate in any matter or litigation, including, but not limited to participation through counsel of its own selection, if desired, the hiring of such separate counsel being at Indemnified Party's own expense.

12.  Patent Prosecution.

         12.1 To the extent that Licensor has the right to file for, prosecute or maintain the Patents Rights under the University of Maryland Agreement, Licensor shall reasonably exercise such rights. Licensor shall keep Licensee reasonably informed as to the status of the Parent Rights as they relate to the Licensed Field of Use in the Licensed Territory. Licensee may provide to Licensor comments concerning (i) the scope and content of all patent applications and: (ii) content of and proposed responses to official actions of the United Slates Patent and Trademark Office and foreign patent offices during, the prosecution of any patent applications, in each case to the extent the same are within the Patent Rights; and Licensor may, at its sole discretion, consider incorporating Licensee's comments in such applications and responses. In the event that Licensor elects to abandon a patent or application within the Patent Rights, Licensee shall have the right to undertake the prosecution and maintenance of such patent or application, at its own expense in the name of Licensor (or the University of Maryland, Baltimore, if required under the University of Maryland Agreement), provided the same has applicability within the Licensed Field of Use in the licensed Territory. Licensor shall notify Licensee of any election not to pursue the prosecution or maintenance of a patent application or patent within the Patent Rights reasonably in advance of any applicable deadlines.

13.  Infringement.

         13.1 The parties shall inform each other promptly, in writing, of any alleged infringement of the Patent Rights in the Licensed Territory and the Licensed Field of Use by a third party and any available evidence thereof. Licensor and Licensee shall consort one another in a timely manner concerning any appropriate response to the infringement.

         13.2 Licensee may prosecute such infringement at its own expense. If requested by Licensee, Licensor will join in any legal actions enforcing or defending the Patent Rights against third parties in the Licensed Territory deemed necessary or advisable by Licensee to prevent or seek damages, or both, from the infringement of the Patent Rights provided that Licensee funds all costs associated with such actions, using counsel of Licensee's selection and subject to Licensor's approval which may not he unreasonably withheld, and indemnifies and holds Licensor harmless with respect to any claims or damages trade against or sustained by Licensor in connection with such involvement. In all cases, Licensee shall keep Licensor reasonably apprised of the status and progress of any such litigation.

         13.3 Licensee shall not settle or compromise any such suit in a mariner that would compromise Licensor's rights under this Agreement or the Patent Rights without Licensee's prior written consent, which shall not be unreasonably withheld. Subject to satisfying the obligations to Licensor under Section 13.2 herein, financial recoveries from any such litigation will he applied to reimburse Licensee for its litigation expenditures. with any remaining or additional recoveries being paid to Licensee, subject to a royalty due to Licensor based on treatment as Net Sales in accordance with the provisions of this Agreement.

         13.4 Licensee's rights under Section 13 of this Agreement are subject to the continuing right of Licensor to intervene at Licensee's own expense and join Licensee in any claim or suit for infringement of the Patent Rights. Licensee and Licensor shall agree on the manner in which they shall exercise control over such action. Licensor shall have the right to have its own counsel if it so desired al its own expense. Financial recoveries from any such litigation will first be applied to reimburse Licensee and Licensor for their litigation expenditures with additional recoveries being first subject to a royalty due to Licensor based on treatment as Net Sales in accordance with the provisions of this Agreement and then shared between Licensor and Licensee in proportion with their share of the litigation expenses in such infringement action.

         13.5 If Licensee fails to prosecute any infringement within six (6) months of notice of such infringement, Licensor may prosecute such infringement al its own expense. In such event, financial recoveries will he entirely retained by licensor.

         13.6 In any action to enforce any of the Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible at the requesting party's expense. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

14. Term and Termination.

         14.1 Unless sooner terminated as provided in this Section 14 or by mutual written agreement of the parties, this Agreement shall continue in full force and effect until the disallowance, expiration, or invalidation of the last valid claim of the last Patent Right anywhere which is licensed under this Agreement (the "Term").

         14.2 Licensor shall have the right to terminate this Agreement at any time upon notice to Licensee upon any of the following events: (a) if Licensee shall file in any court. pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of all or substantially all of Licensee's property, or if Licensee shall make an assignment for the benefit of creditors, or if Licensee shall commit any other affirmative act of insolvency: or (b) if there shall be filed against Licensee in any court. pursuant to any statute either of the United States or any state, an involuntary petition in bankruptcy or insolvency or for reorganization, or if there shall he involuntarily appointed a receiver or trustee of all or substantially all of Licensee's property, unless such petition or appointment is set aside or withdrawn or ceases to he in effect within one hundred twenty (120) days of the date of the filing or the appointment.

         14.3 In the event that Licensee fails to pay Licensor any royalties due and payable hereunder, Licensor shall have the right to terminate this Agreement on thirty (30) days' notice, unless Licensee shall pay to Licensor within such thirty (30) day period, all amounts payable pursuant to this Agreement. Upon the expiration of such thirty (30) day period, if Licensee shall not have paid all such amounts payable pursuant to this Agreement, the rights, privileges and license granted hereunder shall terminate.

         14.4 Upon any material breach or default of this Agreement by Licensee, other than those occurrences set out in Sections 14.2 and 14.3 herein, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder upon thirty (30) days' written notice to Licensee and Licensee's failure to cure such breach within such thirty (30) day period.

         14.5 Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days' prior written notice to Licensor, and upon payment of all amounts due to Licensor Through the effective date of the termination.

         14.6 In the event of termination under this Section 14, Licensor shall have the right, subject to additional terms to be negotiated in good faith by the parties, to cross-reference and rely upon any approvals and use all data submitted by Licensee to any regulatory agency in connection with Licensed Products or any products covered under the Patent Rights that Licensor or its other licensee's may seek approval on. Licensor shall bear all costs and expenses related to the transfer of any such approvals and/or data. The parties shall negotiate in good faith the terms under which Licensor may provide such data to third parties.

         14.7 Upon expiration of this Agreement, but not upon the earlier termination, the license granted to Licensee in Section 2 herein shall become non-exclusive, fully paid-up and irrevocable.

         14.8 The following provisions shall apply upon termination or expiration of this Agreement;

                    (i) each party shall return to the other party and immediately cease all use of such other party's Confidential Information previously furnished by such other party and then in the possession or under the control of such party;

                    (ii) all indebtedness of Licensee to Licensor shall become immediately due and payable without further notice and demand, which is hereby expressly waived, and each party shall pay to the other party an and amounts due to such party through the date of termination or expiration of this Agreement.

15. Non-solicitation.

During the Term of this Agreement, and for a period of two (2) years following the termination or expiration of this Agreement, each party agrees that: (1) it shall not hire, solicit, cause or induce any employee, sales representative, contractor or consultant of the other party to terminate his or her relationship or employment with such party: and (ii) it shall not solicit, cause or induce any customer of the other party not to do business with such party.

16. Export Restrictions.

This Agreement is expressly made subject to any applicable laws, regulations, orders, or other restrictions on the import and export of the technology related to or information about the Patent Rights, Licensor Information, Licensed Products, Licensee Patent Rights improvements and other rights under this Agreement which may be imposed from time to time. Licensee agrees that it shall comply, and cause its Sublicensees to comply, with any such import or export applicable laws, regulations, orders, or other restrictions. Licensee agrees to indemnify and hold harmless, Licensor against all claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees, to the extent such claims arise out of any 'breach of this Section 16,

17, Dispute Resolution.

If a dispute between the parties related to this Agreement arises, the parties hereby agree to attempt to resolve such dispute by good faith negotiations within thirty (30) days after notice from the other party is received. In the event that the parties are not able to resolve the dispute within such thirty
(30) day period, or any agreed extension, the parties shall confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable third party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will he shared equally by the parties. Any applicable statute of limitations will be tolled during the pendency of a mediation initiated under this Agreement. Evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of or pursuant to, the mediation, or copy thereof will be admissible in evidence in any civil action between the parties. However, the admissibility or evidence shall not be limited if all parties who participated in the mediation consent to disclosure of the evidence.

18. Publicity.

Except for disclosures which Licensor, in its sole discretion, deems necessary to satisfy reporting and other requirements under applicable securities laws and any other applicable laws and us otherwise set forth herein, neither party shall make public statements or announcements with respect to this Agreement without the prior written consent of the other party, which may not be unreasonably withheld. Licensee acknowledges that summaries or descriptions of reports to governmental agencies are announced to the public through press releases or other means. Upon execution of this Agreement and during the Term, Licensee acknowledges that Licensor shall from time to time issue press releases under this Agreement and agrees to provide any and all information reasonably requested by Licensor in connection with such press releases, including without limitation, a brief description of Licensee, its business and its principals. Licensor shall promptly provide written notice to Licensee of such filings and press releases that involve Licensee.

19. Termination of Prior Agreements and Release.

The parties agree that the Confidentiality and Non-Disclosure Agreement dated May 5. 2005 by and between Licensee and Licensor and the Letter Agreement dated August 7, 2005 by, and between the Licensee and the Licensor are hereby terminated and of no further force or effect. Each party, for itself and its past, present and future parents, subsidiaries, successors and assigns, and their respective officers, directors, stockholders, members, partners, agents, attorneys, representatives and employees (separately and collectively, the "Releaser"), does hereby irrevocably and unconditionally release, exonerate and forever discharge the other party hereunder, its past, present and future parents, subsidiaries, successors and assigns, and their respective officers, directors, stockholders, members, partners, agents, attorneys, representatives and employees (separately and collectively, the "Release"), of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, claims, demands, damages, costs and expense's, attorneys' fees, obligations, liabilities and judgments, or whatever kind or nature, known or unknown, disclosed or undisclosed, suspected, or unsuspected, in law or in equity or otherwise (the "Claims"), that the Releasor ever had, now have, or can, shall or may have, against the Releasee upon or by reason of any matter, cause, or thing whatsoever prior to or upon the date of the execution of this Agreement, but specifically excluding any Claims with respect to the terms and conditions of this Agreement. This is a General Release.


20.  Miscellaneous.

        20.1 Licensee shall not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Licensor, except that Licensee shall have the right to assign this Agreement in whole or in part as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets, or any other transfer of Licensee's entire business or such part of License business that exercises all rights granted under this Agreement upon written notice to Licensor. This Agreement may he assigned by Licensor, upon notice to Licensee, to any party acquiring all or any substantial portion of Licensor's business relating to the Patent Rights and the Licensed Products, whether by asset purchase, stock purchase or merger. Any attempted assignment or delegation without such consent will be void. This Agreement shall bind and inure to the benefit or each party's successors and permitted assigns.

         20.2 This Agreement, including the attached exhibits, constitutes the entire agreement. superseding all prior oral or written agreements, understandings, conditions and warranties, between the parties hereto on the subject matter hereof, and may be modified or amended only by a writing signed by both of the parties hereto.

         20.3 All notices under this Agreement shall he in writing and given by registered mail or nationally recognized overnight courier service, addressed to the parties at the addresses indicated above, or to such other address of which either party may advise the other in writing. Notices will be deemed given when received by the recipient.

         20.4 THE PARTIES AGREE THAT THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE, STATE OF MARYLAND OF THE UNITED STATES OF AMERICA. WITHOUT-REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS AND WITHOUT APPLICATION OF THE 1980 U.N.

CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS AND OTHER INTERNATIONAL LAWS. EXCEPT FOR THE DISPUTE RESOLUTION PROVISIONS SET FORTH TN
SECTION 17 HEREIN, THE PARTIES AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL AND/OR STATE COURTS TN THE STATE OE MARYLAND FOR THE RESOLUTION OF ANY DESPUTES ARISING HEREUNDER.

         20.5 Licensee agrees that the failure of Licensor at any time to require performance by licensor of any of the provisions herein shall not operate as a waiver of the right of Licensor to request strict performance of the same or like provisions, or any other provisions hereof, at a later time. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing, signed by the waiving party, to be effective.

         20.6 The invalidity or unenforceability in whole or in part of any provision of this Agreement shall not affect the validity and enforceability of the remaining provisions which shall be read as if such invalid or unenforceable provisions had never been included.

         20.7 The parties acknowledge and agree that any provision that by its nature survives shall survive cancellation or termination of this Agreement.

         20.8 If either party brings an action to enforce the terms of this Agreement, the prevailing party shall he entitled to recover all costs and expenses, including attorneys' fees, from the other party.

         20.9 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.



                  (REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

     IN WITNESS WHEREOF. each party hereby executes this Agreement, which may be executed in counterparts, intending to be bound as of the date written above.



                                            JDA MEDICAL TECHNOLOGIES, INC.


                                            By:_______________________________
                                            Name:____________________________
                                            Title:______________________________


                                            FOUNTAIN PHARMACEUTICALS, INC.

                                            By: ______________________________
                                            Name:____________________________
                                            Title:_____________________________

                                    EXHIBIT A

                                 Patent Rights

 -------------------------------------------------------------------------------
Application No.      Filing Date       Country            Title
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
PCT/US04/019337        6/18104           PCT       Microparticles for
                                                   Microarterial Imaging and
                                                   Radiotherapy
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
200480016791.1        12/20/05            CN       Microparticles for
                                                   Microarterial Imaging and
                                                   Radiotherapy
 -------------------------------------------------------------------------------